As filed with the Securities and Exchange Commission on May 9, 2008.
Registration No. 333-72516

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Matria Healthcare, Inc.
(Exact name of issuer as specified in its charter)

Delaware	20-2091331
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1850 Parkway Place, 12th Floor
Marietta, Georgia	30067
(Address of principal executive offices)	(Zip Code)
Matria Healthcare, Inc. 2001 Stock Incentive Plan
(Full title of the plan)
Roberta L. McCaw, Esq.
Matria Healthcare, Inc.
1850 Parkway Place, 12th Floor
Marietta, Georgia 30067
(770) 767-4500
(Name, address and telephone number, including area code, of agent for service)

Deregistration of Unsold Securities
     Matria Healthcare, Inc. (the “Company”) previously registered 250,000 shares of the Company’s common stock, par value $.01 per share, together with associated common stock purchase rights (the “Securities”) on a Registration Statement on Form S-8 (Registration No. 333-72516) (the “Registration Statement”) filed with the Securities and Exchange Commission on October 31, 2001, as amended on March 9, 2005. The Securities were registered for issuance pursuant to the terms of the Matria Healthcare, Inc. 2001 Stock Incentive Plan.
     On January 27, 2008, the Company, Inverness Medical Innovations, Inc. (“Inverness”), Milano MH Acquisition Corp., a wholly-owned subsidiary of Inverness (“Merger Sub”), and Milano MH Acquisition LLC, a wholly-owned subsidiary of Inverness, entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that Merger Sub will merge with and into the Company with the Company continuing as the surviving entity as a wholly-owned subsidiary of Inverness (the “Merger”). A Certificate of Merger was filed with the Delaware Secretary of State and the Merger became effective on May 9, 2008 (the “Merger Date”).
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the Merger Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Marietta, State of Georgia, on May 9, 2008.

MATRIA HEALTHCARE, INC. (Registrant)

By:	/s/ Parker H. Petit

Name:	Parker H. Petit
Title:	Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Parker H. Petit Parker H. Petit	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 9, 2008
/s/ Jeffrey L. Hinton Jeffrey L. Hinton	Senior Vice President and Chief Financial Officer (principal financial officer)	May 9, 2008
/s/ Joseph A. Blankenship Joseph A. Blankenship	Vice President and Controller (principal accounting officer)	May 9, 2008
/s/ Joseph G. Bleser Joseph G. Bleser	Director	May 9, 2008
/s/ J. Terry Dewberry J. Terry Dewberry	Director	May 9, 2008
/s/ Donald J. Lothrop Donald J. Lothrop	Director	May 9, 2008
/s/ Myldred H. Mangum Myldred H. Mangum	Director	May 9, 2008

/s/ Guy W. Millner Guy W. Millner	Director	May 9, 2008
/s/ Kaaren J. Street Kaaren J. Street	Director	May 9, 2008
/s/ Thomas S. Stribling Thomas S. Stribling	Director	May 9, 2008
/s/ Wayne P. Yetter Wayne P. Yetter	Director	May 9, 2008